Exhibit 99.1

News Release

Dollar Estimates the Impact of Hurricane Katrina; Announces Matching Contributions Program

BERWYN, Pa.--(BUSINESS WIRE)--Sept. 16, 2005--Dollar Financial Corp. (NASDAQ:DLLR), a leading international financial services company serving under-banked customers, discusses the impact of Hurricane Katrina.

Jeff Weiss, the Company's Chairman and Chief Executive Officer, stated, "Our hearts go out to the people of New Orleans and all of those affected by the hurricane who have been dealt such a devastating misfortune. On their behalf, our Company and its employees are committed to doing our part in helping them get back on their feet. Cash donations, clothing and non-perishable donations are being collected at all store locations in North America for the victims of the hurricane. Additionally, the Company has agreed to match, up to $100,000, any contributions received from employees and customers toward the relief effort. The Company's stores in Louisiana, which are not in the New Orleans area, are now operating under extended hours and are assisting customers, many of whom have been displaced from their homes, with expedited transaction processing. We continue to value the relationship we have with our customers and remain committed to helping them in whatever way we can. A number of the Company's employees have also been impacted by the hurricane and the Company has assisted in relocating them to temporary shelters or living accommodations with family and friends. The Company also offered these employees temporary positions in stores throughout Louisiana, as well as in Texas."

The Company currently operates 29 financial services stores in the State of Louisiana, five of which are located in New Orleans. Of the 29 stores, all but the five New Orleans stores are presently open and fully operational. Although several of the stores outside New Orleans were briefly closed for a few days after the hurricane, the financial impact related to these temporary closures was immaterial. The Company has not had the opportunity to fully assess the extent of the damage to the New Orleans stores or the timetable for reopening them. However, preliminary indications are that two of the stores were severely damaged, while the other three sustained wind and water damage but are presumed to be structurally sound. The Company has insurance for the impacted stores, which covers property damage and business interruption due to wind and hail, as well as acts of crime.

The Company is expecting a small decrease in the first quarter income before income taxes in the range of $500,000 to $700,000, due primarily to higher loan losses and reduced revenue and earnings from the impacted store locations. We anticipate that the three stores that were not completely damaged may be reopened during the second quarter of the current fiscal year, but the Company is unable to predict when the other two stores may reopen at this time. Furthermore, the timeframe for the reconstruction of the devastated areas of New Orleans and the re-establishment of its local population and their livelihoods obviously cannot yet be predicted. However, at this time, the Company believes the negative impact from the disruption of operations resulting from the hurricane for fiscal year 2006 will likely range from $700,000 to $1,000,000 of Income before Income Taxes.

About Dollar Financial Corp.

Dollar Financial Corp. is a leading international financial services company serving under-banked consumers. Our customers are typically lower- and middle-income working-class individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from us rather than from banks and other financial institutions. To meet the needs of these customers, we provide a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, reloadable VISA(R) branded debit cards, electronic tax filing, bill payment services, and legal document preparation services.

At June 30, 2005 we operated a network of 1,335 stores, including 172 We the People legal document preparation services franchised locations and 716 company-operated stores, in 36 states, the District of Columbia, Canada and the United Kingdom. Our store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. Our customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to our convenient neighborhood locations, extended operating hours and high-quality customer service. Our products and services, principally our check cashing and short-term consumer loan program, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company's website at www.dfg.com.

Forward Looking Statement

This news release contains forward looking statements, including statements regarding the Company's future results, growth and operating strategy, and the impact of the FDIC guidance on payday lending. These forward looking statements involve risks and uncertainties, including risks related to the damage caused by Hurricane Katrina and pace of the rebuilding efforts after the storm, the regulatory environment, the integration of acquired stores, the new installment loan product, and new product lines, as well as the impact of the FDIC guidance on the Company's business, results of operations, financial condition and prospects. There can be no assurance that the Company will be able to meet its expected results, successfully integrate any of its acquisitions or that the FDIC guidance or other Federal, state or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company's operations. A more complete description of these and other risks, uncertainties and assumptions is included in our filing with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in our recent final prospectus from the Company's initial public offering filed with the SEC on January 31, 2005. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

CONTACT: Dollar Financial Corp.
Financial Dynamics
Mark McCall, 212-850-5641

SOURCE:	Dollar Financial Corp.